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PWC DEUTSCHE REVISION AKTIENGESELLSCHAFT WIRTSCHAFTSPRUFUNGSGESELLSCHAFT
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REPORT

on the review of the domination and profit transfer agreement between

BCP CRYSTAL ACQUISITION GMBH & CO. KG, STUTTGART/GERMANY,

and

CELANESE AG, KRONBERG I.TS./GERMANY,

according to Sec. 293b and Sec. 293e German Stock Companies Act

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        "PricewaterhouseCoopers" refers to the network of member firms of
  PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

    PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprufungsgesellschaft
       ist Mitglied der unter PricewaterhouseCoopers International Limited kooperierenden eigenstandigen und rechtlich unabhangigen Mitgliedsfirmen des internationalen PricewaterhouseCoopers-Netzwerks.

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TABLE OF CONTENTS...........................................................PAGE

A.   Nature and performance of the assignment..................................1
B.   Subject and extent of the contract review according to Sec. 293b and
        Sec. 293e AktG.........................................................4
C.   Review of the domination and profit transfer agreement....................6
     I.    Contents of the affiliate agreement.................................6
     II.   Settlement and compensation.........................................7
           1. Form of the settlement and of the compensation...................7
              A) SETTLEMENT ACCORDING TO SEC. 305 AKTG.........................7
              B) COMPENSATION ACCORDING TO SEC. 304 AKTG.......................9
           2. Appraisal of the methods used determining the compensation and the settlement as well as the appropriateness of the
                 compensation and settlement..................................10
              A) BASIS FOR THE DETERMINATION..................................10
              B) APPROPRIATENESS OF THE VALUATION METHOD APPLIED..............12
     III.  Review findings in detail..........................................12
           1. Valuation object................................................12
           2. Valuation date..................................................12
           3. Expected net distributions from operations......................13
              A) PROCEDURE....................................................13
              B) OPERATING RESULT FOR THE DETAILED PLANNING PHASE.............13
              C) OPERATING RESULT FOR THE YEARS 2009 ONWARDS..................14
              D) PENSION OBLIGATIONS..........................................15
              E) INCOME FROM AFFILIATED COMPANIES AND INVESTMENTS.............15
              F) FINANCIAL RESULT.............................................16
              G) TAXES ON INCOME..............................................16
              H) NET DISTRIBUTIONS............................................17
           4. Discount rate...................................................18
           5. Special values..................................................20
              A) NON OPERATING ASSETS.........................................20
              B) STOCK OPTIONS................................................21
           6. Special difficulties occurred in the valuation work.............21
           7. Company value...................................................22
           8. Comparative market valuation....................................22
           9. Stock market price..............................................23
           10. Settlement according to Sec. 305 AktG..........................24
           11. Compensation according to Sec. 304 AktG........................25
D. Final statement regarding the appropriateness of the determined cash settlement and the determined compensation according to Sec. 293e AktGFEHLER! TEXTMARKE NICHT DEFINIERT.

For simplification purposes, possible rounding differences within the calculations of this expert review were not adjusted.

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APPENDIX

General Conditions of Assignment ("GCA") for Wirtschaftsprufer ("German public accountants") and Wirtschaftsprufungsgesellschaften ("German public accounting firms") as amended on January 1, 2002

Special Conditions of Assignment of PwC, dated January 1, 2001.

The English version of the report on the review of the domination and profit transfer agreement between BCP Crystal Acquisition GmbH & Co. KG, Stuttgart/Germany, and Celanese AG, Kronberg i.Ts./Germany, is a translation of the original review report stated in German. In the event of discrepancies between the German and the English version of the review report, the German version is decisive.

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     A. NATURE AND PERFORMANCE OF THE ASSIGNMENT

1. BCP Crystal Acquisition GmbH & Co. KG, Stuttgart/Germany ("BCP KG"), and Celanese AG, Kronberg i.Ts./Germany, intend to conclude a domination and profit transfer agreement according to Sec. 291 AktG ("Aktiengesetz":
     German Stock Corporation Act) with BCP KG being the dominating company. The domination and profit transfer agreement will be presented to the extraordinary shareholders' meeting of Celanese AG that is fixed for two days on July 30 and 31, 2004 for resolution.

2.   On petition of Celanese AG and BCP KG, PwC Deutsche Revision
     Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Frankfurt am Main/Germany ("PwC"), was appointed as joint expert contract reviewer according to Sec. 293c (1) AktG by the Landgericht Frankfurt am Main/Germany, with decision as of May 3, 2004, amended by its decision as of May 12, 2004.

3. In the framework of the contract review it is necessary to review whether the proposed compensation or the proposed settlement are appropriate. It is in particular necessary to review the appropriateness of the methods used to derive the compensation and settlement, and whether the applied methods are appropriate.

4.   BCP KG and Celanese AG assigned Ernst & Young AG
     Wirtschaftsprufungsgesellschaft, Eschborn/Frankfurt am Main/Germany ("E&Y" or "valuation expert"), to provide an expert opinion on the company value of Celanese AG as well as on the settlement and compensation.

5. We carried out our work in May and June of 2004 in the business premises of Celanese AG in Kronberg i.Ts. and in our office in Frankfurt am Main. For this purpose, essentially the following documents were made available to us:

     o domination and profit transfer agreement between BCP KG and Celanese AG in the version of June 22, 2004 as well as preceding drafts,

     o draft of the joint report of the management board of Celanese AG and of the management of BCP KG on the domination and profit transfer agreement in the version of June 22, 2004 as well as preceding draft versions,

     o expert opinion provided by the auditing company E&Y on the derivation of the company value of Celanese AG in respect of the domination and profit transfer agreement between Celanese AG and BCP KG per July 31, 2004 as of June 17, 2004 (including preceding drafts),

     o    extensive excerpts of E&Y's working papers,

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     o    consolidated business plan of Celanese AG and of the business units for the planning period 2004 to 2008,

     o audit reports prepared by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Berlin/Frankfurt am Main/Germany, on the annual financial statements as well as the group financial statements of Celanese AG and its major investments for fiscal years 2001 to 2003,

     o quarterly financial statements of Celanese AG for the first quarter of 2004,

     o    market studies and broker reports for the relevant markets,

     o company analyses and market research of BCP KG, which were used as decision support within the framework of the takeover bid,

     o actuarial report by Hochster Pensions Benefits Services GmbH, Frankfurt am Main/Germany, on the future pension benefit obligations and obligations similar to pension benefits of the Celanese group ("Celanese") in Germany,

     o actuarial report by Towers Perrin HR Services, Parsippany/USA and Montreal/Canada, on the future pension benefit obligations and obligations similar to pension benefits of Celanese in USA and Canada.

6. Additional information was willingly given to us by employees of Celanese. The management board of Celanese AG has assured us in writing that the explanations and information that are important for the preparation of the review report were complete and correct.

7. Our review results are based on a review of the documents provided by Celanese AG, the interviews with the employees who worked on the preparation of the business plan as well as on the expert opinion of E&Y and additional information received from the valuation expert.

8. If major changes impacting the assumptions underlying the valuation occur between the end of our review and the day of the extraordinary shareholders' meeting of Celanese AG on July 30/31, 2004, these changed circumstances have to be considered when determining the settlement and the compensation.

9. We did not perform any audit procedures such as would have been required for a statutory audit under Sec. 316 ssq. HGB ("Handelsgesetzbuch": German Commercial Code). This was not part of our engagement.

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10.  Our work and our liability, including our liability to third parties, are governed by the General Engagement Terms for "Wirtschaftsprufer and Wirtschaftsprufungsgesellschaften" (German Public Accountants and German Public Accounting Firms), dated January 1, 2002 as well as by our Special Conditions of Assignment, dated January 1, 2001.

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     B.   SUBJECT AND EXTENT OF THE CONTRACT REVIEW ACCORDING TO SEC. 293B AND
          SEC. 293E AKTG

11. The subject and the extent of our review are governed by Sec. 293b and Sec. 293e AktG. According to Sec. 293b (1) AktG the affiliation agreement is subject of the review. The main component of the contract review is the review of the appropriateness of the compensation and the settlement according to Sec. 304, 305 AktG. Details of the review report are determined by Sec. 293e (1) AktG. The contract reviewer has to report in writing on the result of the review. The review report has to conclude with a statement, whether the proposed compensation and the proposed settlement are appropriate. In the review report the following has to be declared:

     o    the methods used to determine the compensation and the settlement,

     o    the reasons why the application of these methods is appropriate,

     o the compensation and settlement, which would result using different methods, in case various methods had been applied; at the same time it has to be explained, what weight was attributed to the different methods in determining the proposed compensation or the proposed settlement and their underlying values and which particular difficulties arose in the valuation of the companies concluding the affiliation agreement.

12. A further legal or tax review of the domination and profit transfer agreement does not have to be prepared within the framework of the contract review.

13. As far as the affiliation agreement has to be approved by the shareholders' meeting, the management board of every stock corporation involved in an affiliation agreement has to provide a detailed written report, in which the conclusion of the affiliation agreement, the contract in detail, especially form and amount of the compensation pursuant to Sec. 304 AktG and of the settlement pursuant to Sec. 305 AktG are to be substantiated legally and economically. Special difficulties in the valuation of the companies concluding the affiliation agreement as well as on the consequences for the shares of the shareholders have to be pointed out. In the present case there will be a joint report by the parties to the agreement pursuant to Sec. 293a (1) sentence 1, second clause AktG.

14. The completeness and the correctness of the joint report of the management board of Celanese AG and the management of BCP KG, as well as the suitableness of the domination and profit transfer agreement, were not part of our review.

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15.  The drafts of the joint report were only part of our review insofar as they contain the main details of the review subject, the methodological and arithmetical explanation and the foundation of the company value of Celanese AG and the proposed compensation and proposed settlement derived therefrom.

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     C.   REVIEW OF THE DOMINATION AND PROFIT TRANSFER AGREEMENT

     I.   CONTENTS OF THE AFFILIATE AGREEMENT

16. The regulations according to company law regarding domination and profit transfer agreements pursuant to Sec. 291 (1) AktG do not define minimum declarations, which have to be included in an affiliation agreement. The main content of the agreement is described in the following.

17. The registered office and the registered seat of the parties involved are stated in the domination and profit transfer agreement and correspond to the registrations in the commercial registers.

18. According to Sec. 1 (1) of the agreement (see text 5) Celanese AG submits to the control of BCP KG. BCP KG is to be entitled to give instructions to the management board of Celanese AG concerning the control of the company.

19. According to the agreement's Sec. 2 (1) Celanese AG must transfer its entire profits to BCP KG. According to Sec. 2 (2) Celanese AG may, if legally permitted and with the consent of BCP KG, allocate parts of the annual net income to other earnings reserves (Sec. 272 (3) HGB). Other earnings reserves created during the term of this agreement must, if demanded by BCP KG, be used to either compensate an annual net loss or be transferred as profits.

20. In accordance with Sec. 3 (1) of the agreement, in return BCP KG must compensate Celanese AG for each annual net loss that would otherwise arise during the term of the agreement (pursuant Sec. 302 (1) AktG.). If profits have been allocated to other earnings reserves, as described above, losses can be compensated by withdrawing amounts from the other earnings reserves as described above.

21. According to Sec. 4(1) of the agreement, BCP KG guarantees the outside shareholders of Celanese AG a cash compensation as adequate compensation. The compensation payment was determined to be a gross amount of 3.27 EUR per non-par value share for each full fiscal year minus corporation tax and solidarity surcharge in accordance with the rate applicable to each of these taxes for the fiscal year concerned. This deduction is to be calculated only on the basis of the pro rata profit of 1.45 EUR, included in the gross amount, arising from profits of Celanese AG subject to corporation tax according to the situation at the date of the conclusion of the agreement (Sec. 4 (1) of the agreement). On this basis, a compensation payment of an amount of 2.89 EUR per non-par value share based on current tax rates is derived.

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22.  Sec. 4 (2) of the agreement governs the due date of the compensation payment to be the first banking day following the annual shareholders' meeting of Celanese AG for the preceding fiscal year, while Sec. 4 (3) and
     (4) of the agreement describe the mechanism for adjustment of the compensation payment in the event that the capital stock of Celanese AG is increased by way of conversion of the company's funds or by contribution in cash or in kind in return for the issuance of new shares.

23. According to Sec. 5 (1) of the agreement BCP KG has agreed to acquire the shares of an outside shareholder of Celanese AG upon his demand (instead of granting an annual compensation payment) for a single cash payment in an amount of 41.92 EUR per non-par value share. The obligation of BCP to acquire shares is limited according to Sec. 5 (2) of the agreement.

24. Sec. 6 (1) and (2) stipulate the effectiveness of this agreement, which requires the consent of the shareholders' meeting of Celanese AG and the consent of all partners of BCP KG as well as its subsequent registration in the commercial register at the registered seat of Celanese AG. However, the agreement becomes effective no earlier than at the beginning of the fiscal year of Celanese AG, which follows the fiscal year that started on January 1, 2004.

25. According to Sec. 6 (3) of the agreement a termination of this agreement is possible for the first time as of the end of the fiscal year that expires at least five years after the beginning of the fiscal year in which it becomes valid. The right to terminate this agreement for good cause without notice shall remain unaffected in accordance with Sec. 6 (4) of the agreement.





     II.  SETTLEMENT AND COMPENSATION

     1.   FORM OF THE SETTLEMENT AND OF THE COMPENSATION

     A)   SETTLEMENT ACCORDING TO SEC. 305 AKTG

26. Besides the compensation obligation according to Sec. 304 AktG, a domination and profit transfer agreement has to include the obligation of the counter party to buy the shares of an outside shareholder on his request for an appropriate settlement as determined in the contract according to Sec. 305 (1) sentence 1 AktG. According to Sec. 305 (3) sentence 2 AktG an appropriate cash settlement has to consider the situation of the company as of the date of the resolution by the shareholders' meeting adopting the affiliate agreement.

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27.  The results of a valuation of the company are the basis for the determination of the cash settlement. The chosen form and method of the determination of the cash settlement, and the adequacy of the settlement, must be reviewed by an expert reviewer. Legislation does not prescribe a specific method for valuing business enterprises. It is undisputed by business management theory and practice as well as by jurisdiction, that in order to value a company the discounted earnings method based on expected net distributions or - due to the same conceptual basis - the discounted cash flow method based on the expected cash flows are regularly taken into consideration. These accepted standards and valuation methods are reflected in the statement IDW Standard 1 "Grundsatze zur Durchfuhrung von Unternehmensbewertungen" (Standards for the Valuation of Business Enterprises) of the Institut der Wirtschaftsprufer in Deutschland e.V., Dusseldorf ("IDW") (Institute of German Public Accountants).

28. If, on the assumption of a going-concern, the discounted earnings value remains below the expected income from the liquidation of the company, the company value is determined by the liquidation value.

29. With its decision as of April 27, 1999 (AZ 1 BvR 1613/94), the Bundesverfassungsgericht ("BVerfG") (German Federal Constitutional Board) laid down that the cash settlement for outside shareholders on the occasion of the conclusion of profit transfer agreements cannot be determined without considering the stock market price, since the stock is especially characterized by its marketability. According to the BVerfG the loss of proprietary interest incurred by a minority shareholder as a result of the conclusion of an affiliate agreement is represented by a reduction of the market value of the share. According to the BVerfG the market value of a share is generally identical to the stock market price of the share, so that the stock market price represents the minimum level for the valuation. Thus the cash settlement generally ought to equal at least the stock market price. The stock market price does not have to be considered if, exceptionally, the stock market price does not reflect the market value of the stock. The BVerfG laid down that a distortion of the stock market price may exist if at least 95.0% of the stocks are not for sale or if the respective stock has not been traded over a longer period of time.

30. In addition the decision of the Bundesgerichtshof ("BGH"), (Federal Court) dated March 12, 2001 (BGH decision II ZB 15/00) has to be taken into account. Accordingly, in the case of a domination and profit transfer agreement, an outside shareholder of a dominated stock corporation should be compensated by reference to the market value of the stock, as represented by a reference stock market price. In this decision the BGH decided that this

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     reference stock market price is derived from the average of the stock market prices of a three-month reference period, excluding extraordinary daily variances or short-term, unsustained volatile movements. According to the BGH decision, for the same reasons as relied upon by the BVerfG in its decision, the stock market price must be the minimum level of the cash settlement unless it can be shown that it does not reflect the market value of the stock.

31. The rule to consider the stock market price determining the appropriate reimbursement does not mean that the stock market price is the only relevant factor. According to constitutional law, there is no legal reason why the fair value may not be higher than the stock market price.



     B)   COMPENSATION ACCORDING TO SEC. 304 AKTG

32. According to Sec. 304 (2) AktG the compensation has to equal at least the prospective annual payment at an amount that could be distributed as the average share of profit of each single stock. Thereby the company's past earnings and its future earnings prospects as well as fair depreciation and allowances, but not the generation of additional retained earnings, should be taken into account. This compensation is the compensation allocated to each share for the dividend payments for the shareholder who does not make use of the possibility to withdraw from the company for an adequate settlement according to Sec. 305 AktG, since after conclusion of the profit transfer agreement the profit for the year is zero.

33. For the determination of the compensation based on the past earnings situation and future earnings prospects, the standards for valuing business enterprises, according to which the discounted earnings method or the discounted cash flow method are used, can apply, since these are in accordance with Sec. 304 (2) sentence 1 AktG due to the fact that they consider an analysis of the situation in the past and future prospects. The decisive date for the appraisal of the company is principally the date of the shareholders' meeting, which approves the affiliation agreement, thus in the present case July 30/31, 2004. The compensation payment has to be reviewed by an expert reviewer to ascertain both the chosen form and method of the derivation, and its appropriateness.

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     2.   APPRAISAL OF THE METHODS USED DETERMINING THE COMPENSATION AND THE
          SETTLEMENT AS WELL AS THE APPROPRIATENESS OF THE COMPENSATION AND SETTLEMENT

     A)   BASIS FOR THE DETERMINATION

34. The basis for the planned compensation pursuant to Sec. 304 AktG and for the planned settlement pursuant to Sec. 305 AktG as stipulated in Sec. 4 and Sec. 5 of the domination and profit transfer agreement was a valuation of Celanese AG. The valuation performed by E&Y was based on principles of valuing business enterprises being accepted by business management theory and practise and by jurisdiction. The results of the valuation are laid out in a valuation report.

35. According to the generally accepted principles for the valuation of business enterprises as reflected in the statement IDW Standard 1 of the main expert committee (Hauptfachausschuss) of the IDW, as well as according to jurisdiction and business management theory, the value of a company is derived from the present value of the expected financial surpluses generated by the company provided that only financial objectives are pursued.

36. The value of a business enterprise may be determined based on expected net distributions (discounted earnings method) or based on expected cash flows (discounted cash flow method). Since the two methods share the same theoretical basis (capitalization of future benefits), they are recognized as being equivalent in general and will lead to the same results given corresponding assumptions. In the present case, E&Y used the discounted earnings method based on expected net distributions determining the value of the company.

37. The central problem in any business valuation is the projection of the future financial surpluses. Plausibility testing is usually done on the basis of demonstrated, historical earnings power. Where future earnings will differ from historical earnings, for reasons related to the enterprise itself or because of changes in market conditions or competition, identifiable differences must be taken into account.

38. In determining the value of an enterprise, the valuer generally assumes that all legally distributable financial surpluses will in fact be distributed.

39. Valuing a company the expected future financial surpluses are discounted to the valuation date using an appropriate interest rate. This interest rate is used to measure the resulting series of expected financial surpluses against an available alternative investment.

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40.  According to IDW S 1 the effect of shareholders' personal income tax should be taken into account in business valuations. The IDW therefore has determined a standard income tax rate of 35.0% for the derivation of the financial surpluses and the discount rate. Regarding the net distributions this leads to a tax burden of the shareholder of 17.5% based on the income-halving procedure (Halbeinkunfteverfahren).

41. The objective discounted earnings value derived as described above reflects the value of the assets needed for operations. Assets and liabilities that could be detached without affecting the pursuit of the enterprise's objects are valued separately, as non-operating assets. The non-operating assets are valued separately outside of the discounted earnings valuation of the assets needed for operations. Doing so, the derivable financial surpluses - assuming that they are sold individually and taking into account tax burdens - are considered in the total value of the company.

42. If it appears that it would be more advantageous to sell all the enterprise's operating and non-operating assets separately, the value of the enterprise will be the liquidation value, provided liquidation is not precluded by legal or other constraints. The valuation expert did not calculate a liquidation value. Based on rough plausibility checks one could expect, that the company value is higher than the liquidation value. We therefore come to the conclusion that the liquidation value is not decisive.

43. Valuing a business enterprise the net asset value is not meaningful in itself. Therefore, the determination of a net asset value was permissibly abandoned in the present case.

44. Even though the German Federal Constitutional Board considers the discounted earnings method as an admissible approach under constitutional law, an existing stock market price must be considered when determining the value of a company (decision dated April 27, 1999; AZ 1 BvR 1613/94). Accordingly the stock market price principally represents the minimum level of the settlement. A shortfall would be relevant only if the stock market price exceptionally does not reflect the market value of the stock. Consistently, the valuation expert reviewed, whether a determination of the value is necessary with regard to a higher stock market price.



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     B)   APPROPRIATENESS OF THE VALUATION METHOD APPLIED

45. The company value of Celanese AG was derived according to the standards for valuing business enterprises (IDW S 1) currently assured and applied by business management theory, jurisdiction and the business valuation practise. In our opinion the applied method deriving the cash settlement and compensation is appropriate.





     III. REVIEW FINDINGS IN DETAIL

     1.   VALUATION OBJECT

46. Valuation object is Celanese AG including its investments in Germany and abroad. The compensation according to Sec. 304 AktG and the settlement according to Sec. 305 AktG were derived from the objective company value of Celanese AG and the number of shares issued by the company.

     2.   VALUATION DATE

47. In order to determine the company value E&Y discounted the expected net dividends to July 31, 2004, the second day of the shareholders' meeting, which adopts a resolution on the conclusion of the domination and profit transfer agreement. Thereby it was assumed that the distribution to the shareholders will occur at the middle of the following fiscal year respectively.

48. The valuation date, on which the valuation has to be performed, is not explicitly governed by the German Stock Companies Act. However, in Sec. 305
     (3) sentence 2 AktG it is stated that the appropriate cash settlement has to consider the situation of the company at the time of the resolution by its shareholders' meeting on the agreement. According to prevailing opinion, the valuation date is the day of the shareholders' meeting deciding on the adoption of the domination and profit transfer agreement according to Sec. 293 (1) AktG. The resolution on the consent to the domination and profit transfer agreement is expected to be adopted on the

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     extraordinary shareholders' meeting of Celanese AG on July 30/31, 2004. To the advantage of the shareholders E&Y assumes a resolution on the second day of the extraordinary shareholders' meeting on July 31, 2004 and thereby determines this day as the relevant valuation date.

     3.   EXPECTED NET DISTRIBUTIONS FROM OPERATIONS

     A)   PROCEDURE

49. The discounted earnings value was determined using the so called phase method based on the business plan of Celanese. The detailed planning phase comprises the fiscal years 2004 to 2008 (phase I). This consolidated business plan was derived by Corporate Controlling based on the business plans provided by the business units. For the years 2004 and 2005 the business plans comprise the profit and loss statements for the group as well as for the business units including the corresponding business lines and the balance sheet projection for the group. For the years 2006 to 2008 the key figures of the profit and loss accounts for the group as well as for the business units including the corresponding business lines as well as the corresponding balance sheet projection for the group were available to us. All planning figures were derived based on the rules of the US-Generally Accepted Accounting Principles ("US-GAAP"). For fiscal years from 2009 onwards a normalized result was assumed to be sustainable (phase
     II). The business plans were analyzed for plausibility by the valuation expert.

     B)   OPERATING RESULT FOR THE DETAILED PLANNING PHASE

50. We reviewed the business plans used to derive an appropriate operating result for the business units Chemical Products, Technicals Polymers Ticona ("Ticona"), Performance Products and Acetate Products ("Acetates") as well as other activities based on past results, available market data and broker reports as well as on interviews with the persons responsible for the business plans for plausibility. In addition system, consistency and the mathematical correctness of the business plans were reviewed by random sampling. Finally, we reviewed the accurate consolidation of the single business plans to the group business plan. This did not result in any objections.

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51.  The planning data was transferred to the valuation model correctly.
     Amortization resulting from consolidation activities was corrected properly by the valuation expert, as it has no effect on the company value. Furthermore, results have been corrected by minority interest properly. We consider the derivation and the level of the planned results and the margins in phase I to be appropriate and adequate.

     C)   OPERATING RESULT FOR THE YEARS 2009 ONWARDS

52. In phase II the operating result of Celanese was derived by the valuation expert based on separate considerations for the individual business units and business lines. The review for plausibility of the derived sustainable result for the years from 2009 onwards was a main focus of our review activities. For this we held interviews with the persons responsible for the planning of the respective business units partially by consulting additional employees of Celanese from the engineering departments. Furthermore, we analyzed the long-term earnings expectations of Celanese by using market studies and by benchmarking with competitors.

53. Especially regarding the business unit Chemical Products the valuation expert considered the chemical business cycle correctly by building an average. In addition, especially for the business unit Ticona long-term price reductions - and thereby margin reductions - due to the expected development from a high-priced specialty to a commodity product in major business lines have been projected. However, this is partially opposed by an over proportionate growth in new high-quality products. Based on the EBITDA margins realized in the past fiscal years between 1999 and 2003, we consider the sustainable EBITDA margin of 12% (EBITDA = Earnings before interest, taxes, depreciation and amortization) used for the business unit Acetates to be comprehensible. Regarding the business unit Performance Products, the expiration of a major patent in 2005 will lead to a significant lasting price reduction in the market especially due to the competitive pressure from Asian producers. Therefore a significant reduction of the operating result was adequately planned for the business unit Performance Products. Regarding the currently deficit businesses, in the long-term an at least slightly positive result (EBITDA) was planned properly. For the years 2009 onwards it was assumed for all business units that currently unused capacities can be used to capacity. Due to the assumed full distribution of earnings, additional capacity extensions were not planned. The sustainable reinvestment rate was derived based on the average of the depreciation for a complete chemical business cycle. Considering the intensive competitive situation that Celanese is faced with and taking into account the current earnings situation of the company, the determined operating result for the years 2009 onwards was derived comprehensibly.

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     D)   PENSION OBLIGATIONS

54. The valuation expert had the projected disbursements for pension benefits for the major pension funds of Celanese until fiscal year 2044 calculated by an actuary. In determining the sustainable result for the years 2009 onwards, the expected liquidity outflow was annualised and the expenses were replaced by this amount. This procedure correctly reflects the long-term change in the pension expenses of the company.

     E)   INCOME FROM AFFILIATED COMPANIES AND INVESTMENTS

55. The income from affiliated companies primarily concerns the business unit Ticona. The associated companies are equity-accounted in the financial statements, so that the realized results are received in the same period and reported in the profit and loss account. Thereby a full distribution of the results is warranted in the business plan.

56. Furthermore, Celanese realizes dividend income from participations from its three joint ventures in China belonging to the business unit Acetates as well as from its methanol-joint ventures in Saudi-Arabia in the business unit Chemical Products. Planning of the dividend income from the three joint ventures in China for the years 2004 and 2005 deviates from the hypothesis that all profits are fully distributed. The reason for this is the necessary extension of the Chinese acetate production capacities, which is planned to be financed by the joint ventures' net income. In our opinion this procedure is appropriate, since the extension of the Chinese acetate production capacities will - according to the assumptions made - lead to higher dividends from the planning year 2006 onwards, which is reflected in the business plan.

57. In order to review the projected dividends for plausibility we interviewed the persons responsible for the planning of the respective business units and the valuation expert and used market data available to us. In total we consider the derivation and the amount of the income from investments to be adequate.

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     F)   FINANCIAL RESULT

58. Basis for the financial plan used to determine the interest result were the interest bearing debt and receivables as of December 31, 2003. In determining the interest bearing finance requirements it was assumed that for the planning period an average amount of liquid funds needed for operations will be maintained. Furthermore, the interest bearing items have been balanced in order to determine the interest bearing finance requirements. The finance requirements were derived assuming the complete distribution of earnings, internal financing through depreciation and taking into account changes in net current assets and provisions as well as planned capital expenditures.

59. We reviewed the derivation of the interest result. In our opinion the amount of the interest result as well as the manner of the calculation are appropriate.

60. Furthermore, income from marketable securities and funds for pension obligations held by the company were properly considered in the financial result.

     G)   TAXES ON INCOME

61. Regarding the income accruing abroad, the valuation expert considered country specific income taxes including withholding taxes if applicable. Regarding the German income, trade tax, corporate income tax and the solidarity surcharge were considered for the different tax cycles of the company. In addition income taxes were assessed at 5.0% of the German and foreign profits distributed to Celanese AG pursuant to Sec. 8 (5) KStG ("Korperschaftsteuergesetz": German Corporate Income Tax Act).

62. The effective tax burden was derived considering the tax loss carry forwards existing at the valuation date or arising over the planning period. These were analyzed by the valuation expert and by us regarding their tax usability. Focus of our analyses were the US tax loss carry forwards. According to Celanese's assessment, the takeover bid and more unfavorable financing conditions within the group will have a negative impact on the usability of tax loss carry forwards existing at the valuation date or arising over the planning period. The management board of Celanese AG confirmed to us in writing that based on the current information the company expects that to a high level of probability the tax loss carry forwards will not be usable. Under this assumption we consider the derivation of the income tax burden to be proper and appropriate.

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63.  In order to determine the expected net distributions personal income taxes of the shareholder have been considered properly using a standardized tax rate.

     H)   NET DISTRIBUTIONS

64. The expected net distributions in the planning period are derived as follows:

--------------------------------------------------------------------------------------------------
                                                     BUSINESS PLAN
                                  ----------------------------------------------------
                                    2004       2005       2006       2007       2008     2009 SSQ.
CELANESE AG                          EUR        EUR        EUR        EUR        EUR        EUR
NET DISTRIBUTIONS                 MILLIONS   MILLIONS   MILLIONS   MILLIONS   MILLIONS    MILLIONS
--------------------------------------------------------------------------------------------------
EBIT                                121.2      213.8      290.1      199.3      207.3      176.6
   Investment income                 62.0       58.0       75.0       79.0       76.0       76.7
   Financial result                 -10.6      -11.8      -13.1      -14.5      -19.9      -22.6
   Taxes on income                  -35.6      -53.1      -71.5      -71.0      -70.7      -70.2

EARNINGS AFTER TAXES                137.0      206.8      280.4      192.7      192.7      160.6

   Discontinuing operations and
      other earnings components      26.0        2.4

DISTRIBUTABLE RESULT                163.0      209.2      280.4      192.7      192.7      160.6
   Standardized income tax
      (17.5%)                       -28.5      -36.6      -49.1      -33.7      -33.7      -28.1
NET DISTRIBUTIONS                   134.5      172.6      231.3      159.0      159.0      132.5
--------------------------------------------------------------------------------------------------

65. In our opinion the expected net distributions were derived properly and appropriately reflect the earnings situation that can be expected in the future.

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     4.   DISCOUNT RATE

66. The determination of the discount rate was correctly based on the return of long-term low risk public-sector bonds. The actual annual yield on bonds with 10 years to run is approximately 4.3% (FAZ June, 16 2004). In the recent past the yield on public-sector bonds outstanding averaged 6.5%. Taking into account historical interest rate developments and the current yield on public-sector bonds with a duration of ten years and a sustainable interest level of roughly 6.5%, which was derived from average return of such bonds in the past, a base rate of 5.5% was used.

67. Since from the perspective of an investor the investment in a business enterprise bears significantly higher risks compared to an investment in public-sector bonds, a risk premium has to be considered. The risk premium is calculated by multiplying the enterprise's specific risk (beta) by the market risk premium. An estimate of the expected market risk premium can be arrived at from the historical differential between the return on risky securities, which for example can be calculated from a stock index, for instance, and the return on (quasi) risk-free capital market investments. Historical studies of the German capital market have shown that yields on equities have averaged between four and six percentage points higher than yields on (quasi) risk-free capital market investments, depending on the particular period reviewed. In order to value Celanese AG E&Y applied a market risk premium of 5.0%.

68. As Celanese is a listed company, the beta-factor of Celanese AG was taken into account in order to consider Celanese AG's risk adequately. E&Y derived the beta-factor of Celanese AG using appropriate econometric techniques based on historical capital market data provided by Bloomberg L.P., New York/USA ("Bloomberg"). Thereby company specific betas have been considered on a weekly basis for the period from February 3, 2002 to February 2, 2004. The selection of the period under review seems to be appropriate in order to exclude a disturbance of the beta factor by the announcement of the intent, to conclude a domination and profit transfer agreement (on February 2, 2004 through the publication of the takeover bid's documents). Correctly, a monthly examination of the beta factor was not performed, since due to the short period of the stock exchange listing of Celanese AG sufficient observation points did not exist.

69. The beta factor of Celanese AG German stock (stock exchange symbol CZZ GR) and US stock (stock exchange symbol CZ US) were considered. The MSCI-World-Index was used as relative index, as Celanese is an internationally operating company and a substantial number of the minority shareholders are located in the USA. E&Y derived a beta factor of 1.3.

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70.  The 2-year beta on a weekly basis to mid June 2004 (the end of the valuation activities and the publication of the amount of the compensation and the settlement) gives a beta factor at a comparable level.

71. To support the derived beta factor E&Y considered the beta factors of a group of international competitors (i.e. a peer group). We found that the beta factors derived for Celanese for the relevant periods are within the range derived for the peer group.

72. With a beta factor of 1.3 and a market risk premium of 5.0% a risk premium of 6.5% was derived by E&Y.

73. As an investor would have to pay personal income tax on the financial surpluses from the alternative investment in the capital market, his tax rate has to be included in the calculation of the discount rate. Taxes paid by the Company can be ignored because it can be assumed that a rationally-acting investor would treat the alternative investment as a personal asset. Following the recommendations of the Institute of German Public Accountants personal income tax was considered based on a standard personal income tax rate of 35%.

74. For the fiscal years 2009 onwards a long-term average result on a constant price basis was considered. Therefore the discount rate was adjusted for the expected average growth rate of the net distributions.

75. Thus, a deduction from the discount rate of one percentage point was considered in the framework of the valuation in order to determine the present value of the expected annual average result for the period following the detailed planning phase. We consider this growth rate to be appropriate.

76. Due to the preceding considerations the applied discount rates are applied as follows:

--------------------------------------------------------------------------------
                                                      BUSINESS PLAN
CELANESE AG                                            2004 TO 2008    2009 SSQ.
--------------------------------------------------------------------------------
DISCOUNT RATE                                          IN PERCENT     IN PERCENT
   risk free rate                                          5.5            5.5
   risk premium                                            6.5            6.5
DISCOUNT RATE BEFORE TAXES                                12.0           12.0
   personal income tax (35%)                              -4.2           -4.2
DISCOUNT RATE AFTER TAXES                                  7.8            7.8
   growth rate adjustment                                                -1.0
DISCOUNT RATE                                              7.8            6.8
--------------------------------------------------------------------------------

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77.  The discount rate was derived arithmetically correctly by the valuation expert. The calculation is comprehensible and the individual components have been determined at an appropriate level. In total we consider the level of the discount rate for phase I as well as for the period for the years from 2009 onwards to be appropriate.



     5.   SPECIAL VALUES

     A)   NON OPERATING ASSETS

78. According to IDW S 1, assets that can be sold without having an impact on the core business (functional classification criterion) are qualified as non-operating assets and have to be valued separately. According to information provided by Celanese and to the findings by E&Y, non-operating assets exist in the form of developed and undeveloped property, art photographs and companies for winding up research projects, at an amount of
     53.1 EUR millions.

79. The market value of the property and research companies was derived based on market prices verified by purchase offers, on appraisals and on legal regulations or net book values. We understood the methods used for derivation of the individual values and assess them to be adequate.

80. Considering the total value of the company, the value of the collection of art photographs was based on the net book value, taking into account an estimated gain in value due to its immateriality. We consider this proceeding to be proper and appropriate.

81. When determining the value of non-operating assets, the general assumption of the full distribution of profits with the corresponding taxation at the level of the standardized personal income tax leads to a value, slightly lower than the value that would have been derived by reference to a distribution without taxation at shareholder level. However, this reduction is immaterial considering the total value.

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     B)   STOCK OPTIONS

82. At the end of the valuation work Celanese AG had issued roughly 1.1 millions stock options to executive employees. Considering the current development of the stock prices of Celanese AG and of its peer group these stock options can be exercised for the first time predominantly on July 8, 2004 and to a minor extent on January 31, 2005. For reasons of simplification the valuation expert derived the value of the stock options at an amount of 21.5 EUR millions in the derivation of the company value per share by using the classical treasury stock method. The simplification inherent in the classical treasury stock method results from the fact that only the internal value of the option is considered and its time value is not considered. This has the effect of increasing the value per share.

     6.   SPECIAL DIFFICULTIES OCCURRED IN THE VALUATION WORK

83. We did not find any problems, that we consider should have been qualified as special difficulties according to Sec. 293a in connection with Sec. 293e
     (1) no. 3.

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     7.   COMPANY VALUE

84. Summarized the company value of Celanese AG as of July 31, 2004 and the value per share is derived as follows:

------------------------------------------------------------------------------------------------------
                                                           BUSINESS PLAN
                                      ----------------------------------------------------
                                        2004       2005       2006       2007       2008     2009 SSQ.
CELANESE AG                              EUR        EUR        EUR        EUR        EUR        EUR
COMPANY VALUE                         MILLIONS   MILLIONS   MILLIONS   MILLIONS   MILLIONS    MILLIONS
------------------------------------------------------------------------------------------------------
NET DISTRIBUTIONS                        134.5     172.6      231.3      159.0      159.0       132.5
   discount factor                      0.9336    0.8660     0.8034     0.7457     0.6912     10.1643
   discounted dividend                   125.5     149.5      185.8      118.6      109.9     1,346.4
31, 2004                               2,035.7

   + non-operating assets                 53.1

COMPANY VALUE AS OF JULY 31, 2004      2,088.9
   - stock options (internal value)      -21.5

COMPANY VALUE BELONGING TO THE
   SHAREHOLDERS AS OF JULY 31, 2004    2,067.4
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
VALUE PER SHARE (SEE TEXT 95)            41.92
------------------------------------------------------------------------------------------------------



     8.   COMPARATIVE MARKET VALUATION

85. Besides the comparison with the stock market price, the derived earnings value can be checked for appropriateness by a comparative market valuation (so called multiple approach) or based on recent transactions in relation to reasonably comparable companies. These three methods can provide an indication of the plausibility of the value derived by the discounted earnings method.

86. In order to check the earnings value for plausibility, we performed an initial and indicative comparative market valuation for Celanese AG based on multiples. The company value derived by the discounted earnings method of 2,067.4 EUR millions is within the value range, determined using comparative market valuations.

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     9.   STOCK MARKET PRICE

87. The nominal shares (WKN 575300) of Celanese AG are listed for Official Trading at the stock exchanges in Frankfurt am Main, Berlin-Bremen, Dusseldorf, Stuttgart, Munchen and Hamburg. The listing on the New York Stock Exchange was stopped on June 2, 2004.

88. According to German jurisdiction, a compensation and settlement on the occasion of the conclusion of control agreements and of profit transfer agreements cannot be determined without considering the stock market price, provided the stock market price reflects the market value of the stock. However, if the respective stock has not been traded over a longer period of time or the stock market price has been manipulated, it cannot be assumed that the stock market price reflects the stock's market value. In addition, in its decision dated April 27, 1999, the German Federal Constitutional Board laid down that a distortion of the stock market price caused by market shortage can exist, if 95.0% of the stock are not for sale.

89. According to the decision of the Bundesgerichtshof (Federal Court) dated March 12, 2001, if the stock market price is relevant, the determination of the applicable stock market price must be based on a reference stock market price, which is derived from the average stock market price over a period of three months. Using the average the influence of coincidences and short-term distortions is eliminated. According to the opinion of the Bundesgerichtshof, the reference period is the three months preceding the date of the shareholders' meeting adopting the resolution.

90. The board of directors of a corporation, which is involved in an affiliation agreement in particular must comment on and substantiate the manner and the amount of the compensation in accordance with Sec. 304 AktG and of the settlement in accordance with Sec. 305 AktG, both legally and economically (Sec. 293a (1) sentence 1 AktG). According to Sec. 293 seq. AktG the management report on the affiliation agreement has to be available in the business premises of the company from the date of the shareholders' meeting that approves the affiliation agreement. The German Stock Companies Act thereby excludes the possibility of considering stock market prices immediately before the day of the shareholders' meeting determining settlements in accordance with Sec. 305 AktG (2) no. 3 AktG or compensations in accordance with Sec. 304 (2) sentence 1 AktG.

91. On December 16, 2003, BCP KG announced its takeover bid for Celanese AG. At that time the minimum price pursuant to the German Securities Acquisition and Corporate Takeover Act (Wertpapiererwerbs- und Ubernahmegesetz) as published by the German Financial Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht) was 28.75 EUR. This price is significantly lower than the value per share derived by the discounted earnings method of
     41.92 EUR.

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92.  The same applies for the unweighted average stock market price of 30.54 EUR for the three-month period until February 2, 2004, which was derived based on Bloomberg data. This was the day of the announcement of the voluntary public takeover bid by BCP KG. However, for the time following the announcement of the voluntary public takeover bid by BCP KG, the unweighted average stock market price for the three-month period until April 6, 2004 increased to 32.32 EUR. April 6, 2004 was the due date of the voluntary takeover bid by BCP KG. For the three-month period until the announcement of the management board's decision to initiate all necessary measures to conclude a domination and profit transfer agreement on April 28, 2004, an unweighted average stock market price of 32.82 EUR is calculated. Over the last three months preceding the conclusion of our review activities until June 22, 2004, the unweighted average stock market price of Celanese AG was
     35.17 EUR.

93. The average stock market price of Celanese AG during the last three months preceding the announcement of the intention to conclude a domination and profit transfer agreement and the announcement of the amount of the cash settlement and the compensation at no time reached the value of the determined cash settlement of 41.92 EUR. Also, using different reference periods an average stock market price equal or greater than the amount of the determined cash settlement cannot be derived.



     10.  SETTLEMENT ACCORDING TO SEC. 305 AKTG

94. The authorized capital of Celanese AG is divided into 54,790,369 notional-no-par-value registered shares. The amount allocated to each share of the ordinary share capital accounts for roughly 2.56 EUR. 5,468,901 shares are owned by the company.

95. Determining the amount of the appropriate cash settlement per non-par value share, the value of Celanese AG as of July 31, 2004 of roughly 2,067.4 EUR millions was allocated to the total number of the company's shares, which are not held by Celanese. Thus, a value per share at an amount of 41.92 EUR is derived, which is above the derived relevant three-month average stock market price of the Celanese stock.

96. The determination of the cash settlement is based on the information made available to us until the end of our review. In case of incidents having a significant influence on the amount of the compensation would occur between the end of our valuation work and the day of the shareholders' meeting (July 30/31, 2004), the amount would have to be adjusted accordingly.


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97.  A potential increase of the number of outstanding shares through an exercise of the stock options following July 8, 2004 has no impact on the calculation of the appropriate settlement since the hereof resulting dilution of the value per share is already considered by the determined special value (see text 82).

98. We consider the proposed amount for the settlement of an outstanding shareholder of Celanese AG at an amount of 41.92 EUR per share to be appropriate.



     11.  COMPENSATION ACCORDING TO SEC. 304 AKTG

99. According to Sec. 304 (2) AktG the compensation has to equal at least the prospective annual payment at an amount that could be distributed as the average share of profit of each single stock. Thereby the company's past earnings situation and its future earnings prospects as well as fair depreciation and allowances, but not the generation of additional retained earnings have to be taken into account.

100. Thereby the shareholder who does not make use of the possibility to withdraw for an appropriate cash settlement according to Sec. 305 AktG shall be guaranteed an appropriate compensation for the disadvantages he could incur due to the affiliate agreement. Thus the remaining shareholder is entitled to receive the amount he could expect in the future as average profit participation if the affiliate agreement had not been concluded.

101. The annual compensation payment is derived by calculating the return on the company value of Celanese AG as of July 31, 2004, which is the cash settlement derived by the discounted earnings method applying the interest rate used for calculating the compensation. The interest rate has to be determined according to the adequate risk. Therefore we consider the discount rate chosen by E&Y as being the mean of risk-free rate and risk-adjusted discount rate before taxes to be appropriate, since it appropriately reflects the different risk positions during the contract's duration and after the contract's termination. Determining the compensation payment (after corporate taxes) the compensation is considered to be taxed according to the


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     income-halving procedure (Halbeinkunfteverfahren), that is based on one-half of the standard rate at 17.5%. Thus the compensation has to be determined in a manner such that the cash inflow after taxes equals the amount that the shareholder would realize by reinvesting in fixed-income securities.

--------------------------------------------------------------------------------
CELANESE AG
Calculation of compensation
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Settlement per share in EUR                                                41.92
Risk free rate                                                              5.5%
Discount rate before personal income tax                                   12.0%
Average                                                                    8.75%
Annuity before personal income tax in EUR                                   3.67
Personal income tax (35.0%)                                                -1.28
Annuity after personal income tax in EUR                                    2.38
Compensation before personal income tax according to the income halving
   procedure (1.5 %) in EUR                                                 0.51
COMPENSATION PER SHARE IN EUR                                               2.89
--------------------------------------------------------------------------------

102. We consider the proposed compensation payment, which leads to a net amount of 2.89 EUR per complete fiscal year to be appropriate in the sense of Sec. 304 (1) AktG. The provision of the domination and profit transfer agreement, according to which the compensation payment is derived from a gross amount of 3.27 EUR for each full fiscal year minus corporation tax and solidarity surcharge on the basis of the pro rata profit included in the gross amount, arising from profits of Celanese AG subject to corporation tax in accordance with the rate applicable to each of these taxes for the fiscal year concerned is a translation of the decision of the BGH dated July 21, 2003 (BGH decision II ZB 17/01). The calculation of the gross amount under consideration of the actual tax rates is mathematically correct.


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     D.   FINAL STATEMENT REGARDING THE APPROPRIATENESS OF THE DETERMINED CASH
          SETTLEMENT AND THE DETERMINED COMPENSATION ACCORDING TO SEC. 293E AKTG


103. As mandated we performed a review of the domination and profit transfer agreement to be concluded between BCP KG and Celanese AG according to Sec. 293b AktG. The cash settlement and the compensation payment were derived properly based on the discounted earnings method, which is accepted by business management theory and jurisdiction. Thus, we consider the applied methods to be appropriate. According to Sec. 293e AktG we issue the following final statement:

104. According to our findings, the settlement proposed to the shareholders' meeting of Celanese AG for resolution pursuant to Sec. 305 AktG, according to which the outstanding shareholders of Celanese AG receive a cash settlement at an amount of 41.92 EUR per non-par value share, to be appropriate due to the reasons described above. A compensation payment according to Sec. 304 AktG at an amount of 2.89 EUR as net amount for a complete fiscal year is appropriate as well. In view of the decision of the BGH dated July 21, 2003 (BGH decision II ZB 17/01) we consider the ruling of the domination and profit transfer agreement, according to which the compensation payment is derived from a gross amount of 3.27 EUR for each full fiscal year minus corporation tax and solidarity surcharge on the basis of the pro rata profit included in the gross amount, arising from profits of Celanese AG subject to corporation tax in accordance with the rate applicable to each of these taxes for the fiscal year to be appropriate.

105. We prepared this report based on the documents and the information provided to us as well as on our diligent analysis applying the professional principles as set out in Sec.s 2 and 43 of the German Auditor's Code (Wirtschaftspruferordnung).

     Frankfurt am Main, June 22, 2004

     PWC DEUTSCHE REVISION
     Aktiengesellschaft
     Wirtschaftsprufungsgesellschaft


     /s/ Martin Scholich                  ppa. /s/ Andreas Grun
     --------------------------------     --------------------------------------
     Martin Scholich                      ppa. Andreas Grun

                   [TRANSLATOR'S NOTES ARE IN SQUARE BRACKETS]

                            GENERAL ENGAGEMENT TERMS
                                       FOR
             WIRTSCHAFTSPRUFER AND WIRTSCHAFTSPRUFUNGSGESELLSCHAFTEN
                 [GERMAN PUBLIC AUDITORS AND PUBLIC AUDIT FIRMS]
                              AS OF JANUARY 1, 2002

This is an English translation of the German text, which is the sole authorative version

1. SCOPE

(1) These engagement terms are applicable to contracts between Wirtschaftsprufer [German Public Auditors] or Wirtschaftsprufungsgesellschaften [German Public Audit Firms] (hereinafter collectively referred to as the "Wirtschaftsprufer") and their clients for audits, consulting and other engagements to the extent that something else has not been expressly agreed to in writing or is not compulsory due to illegal requirements.

(2) If, in an individual case, as an exception contractual relations have also been established between the Wirtschaftsprufer and persons other than the client, the provisions of No. 9 below also apply to such third parties.

2. SCOPE AND PERFORMANCE OF THE ENGAGEMENT

(1) Subject of the Wirtschaftsprufer's engagement is the performance of agreed services - not a particular economic result. The engagement is performed in accordance with the Grundsatze ordnungsmaBiger Berufsausubung [Standards of Proper Professional Conduct]. The Wirtschaftsprufer is entitled to use qualified persons to conduct the engagement.

(2) The application of foreign law requires - except for financial attestation engagements - an express written agreement.

(3) The engagement does not extend - to the extent it is not directed thereto - to an examination of the issue of whether the requirements of tax law or special regulation, such as, for example, laws on price controls, laws limiting competition and Bewirtschaftungsrecht [laws controlling certain aspects of specific business operations] were observed; the same applies to the determination as to whether subsidies, allowances or other benefits may be claimed. The performance of an engagement encompasses auditing procedures aimed at the detection of the defalcation of books and records and other irregularities only if during the conduct of audits grounds therefor arise or if this has been expressively agreed to in writing.

(4) If the legal position changes subsequent to the issuance of the final professional statement, the Wirtschaftsprufer is not obliged to inform the client of changes or any consequences resulting therefrom.

3. THE CLIENT'S DUTY TO INFORM

(1) The client must ensure that the Wirtschaftsprufer - even without his special request - is provided, on a timely basis, with all supporting documents and records required for and is informed of all events and circumstances which may be significant to the performance of the engagement. The also applies to those supporting documents and records, events and circumstances which first become known during the Wirtschaftsprufer's work.

(2) Upon the Wirtschaftsprufer's request, the client must confirm in a written statement drafted by the Wirtschaftsprufer that the supporting documents and records and the information and explanations provided are complete.

4. ENSURING INDEPENDENCE

The client guarantees to refrain from everything which may endanger the independence of the Wirtschaftsprufer's staff. This particularly applies to offers of employment and offers to undertake engagements on one's own account.

5. REPORTING AND VERBAL INFORMATION

If the Wirtschaftsprufer is required to present the results of his work in writing only that written presentation is authoritative. For audit engagements the long-form report should be submitted in writing to the extent that nothing else has been agreed to. Verbal statements and information provided by the Wirtschaftsprufer's staff beyond the engagement agreed to are never binding.

6. PROTECTION OF THE WIRTSCHAFTSPRUFER'S INTELLECTUAL PROPERTY

The client guarantees that expert opinions, organizational charts, drafts, sketches, schedules and calculations - especially quantity and cost computations
- prepared by the Wirtschaftsprufer within the scope of the engagement will be used only for his own purposes.

7. TRANSMISSION OF THE WIRTSCHAFTSPRUFER'S PROFESSIONAL STATEMENT

(1) The transmission of a Wirtschaftsprufer's professional statement (long-form reports, expert opinions and the like) to a third party requires the Wirtschaftsprufer's written consent to the extent that the permission to transmit to a certain party does not result from the engagement terms:

The Wirtschaftsprufer is liable (within the limits of No. 9) towards third parties only if the prerequisites of the first sentence are given.

(2) The use of the Wirtschaftsprufer's professional statements for promotional purposes is not permitted; an infringement entitles the Wirtschaftsprufer to immediately cancel all engagements not yet conducted for the client.

8. CORRECTION OF DEFICIENCIES

(1) Where there are deficiencies, the client is entitled to subsequent fulfillment [of the contract]. The client may demand a reduction in fees or the cancellation of the contract only for the failure to subsequently fulfill [the contract]; if the engagement was awarded by a person carrying on a commercial business as part of that commercial business, a government-owned legal person under public law or a special government-owned fund under public law, the client may demand the cancellation of the contract only if the services rendered are of no interest to him due to the failure to subsequently fulfill [the contract]. No.9 applies to the extent that claims for damages exist beyond this.

(2) The client must assert his claim for the correction of deficiencies in writing without delay. Claims pursuant to the first paragraph not arising from an intentional tort cease to be enforceable one year after the commencement of the statutory time limit for enforcement.

(3) Obvious deficiencies, such as typing and arithmetical errors and formelle Mangel [deficiencies associated with technicalities] contained in a Wirtschaftsprufer's professional statements (long-form reports, expert opinions and the like) may be corrected - and also be applicable versus third parties - by the Wirtschaftsprufer at any time. Errors which may call into question the conclusions contained in the Wirtschaftsprufer's professional statements entitle the Wirtschaftsprufer to withdraw - also versus third parties - such statements. In the cases noted the Wirtschaftsprufer should first hear the client, if possible.

9. LIABILITY

(1) The liability limitation of Section ["Article"] 323 (2) ["paragraph 2"] HGB ["Handelsgesetzbuch": German Commercial Code] applies to statutory audits required by laws.

(2)  Liability for negligence; An individual case of damages.

If neither No.1 is applicable nor a regulation exists in an individual case, pursuant to Section 54a (1) no. 2 WPO ["Wirtschaftspruferordnung"; Law regulating the Profession of Wirtschaftsprufer] the liability of the Wirtschaftsprufer for claims of compensatory damages of any kind - except for damages resulting from injury to life, body or health - for an individual case of damages resulting from negligence is limited to EUR 4 million: this also applies if liability to a person other than the client should be established. An individual case of damages also exists in relation to a uniform damages arising from a number of breaches of duty. The individual case of damages encompasses all consequences from a breach of duty without taking into account whether the damages occurred in one year or in a number of successive years. In this case multiple acts or omissions of acts based on a similar source of error or on a source of error of an equivalent nature are deemed to be uniform breach of duty if the matters in question are legally or economically connected to one another. In this event the claim against the Wirtschaftsprufer is limited to EUR 5 million. The limitation to the fivefold of the minimum amount insured does not apply to compulsory audits required by law.

(3) Preclusive deadlines

A compensatory damages claim may only be lodged within a preclusive deadline of one year of the rightful claimant having become aware of the damage and of the event giving rise to the claim - at the very latest, however within 5 years subsequent to the event giving rise to the claim. The claim expires if legal action is not taken within a six month deadline subsequent to the written refusal of acceptance of the indemnity and the client was informed of this consequence. The right to assert the bar of the preclusive deadline remains unaffected. Sentence 1 to 3 also apply to legally required audits with statutory liability limits.

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10. SUPPLEMENTARY PROVISIONS FOR AUDIT ENGAGEMENTS

(1) A subsequent amendment or abridgement of the financial statements or management report audited by a Wirtschaftsprufer and accompanied by an auditor's report requires the written consent of the Wirtschaftsprufer even if these documents are not published. If the Wirtschaftsprufer has not issued an auditors report, a reference to the audit conducted by the Wirtschaftsprufer in the management report or elsewhere specified for the general public is permitted only with the Wirtschaftsprufer's written consent and using the wording authorized by him.

(2) If the Wirtschaftsprufer revokes the auditor's report, it may no longer be used. If the client has already made use of the auditor's report, he must announce its revocation upon the Wirtschaftsprufer's request.

(3) The client has a right to 5 copies of the long-form report. Additional copies will be charged for separately.

11. SUPPLEMENTARY PROVISIONS FOR ASSISTANCE WITH TAX MATTERS

(1) When advising on an individual tax issue as well as when furnishing continuous tax advice, the Wirtschaftsprufer is entitled to assume that the facts provided by the client - especially numerical disclosures - are correct and complete; this also applies to bookkeeping engagements. Nevertheless, he is obliged to inform the client of any errors he has discovered.

(2) The tax consulting engagement does not encompass procedures required to meet deadlines, unless Wirtschaftsprufer has explicitly accepted the engagement for this. In this event the client must provide the Wirtschaftsprufer, on a timely basis, all supporting documents and records - especially tax assessments - material to meeting the deadlines, so that the Wirtschaftsprufer has an appropriate time period available to work therewith.

(3) In the absence of other written agreements, continuous tax advice encompasses the following work during the contract period:

     a) preparation of annual tax returns for income tax, corporation tax and business tax, as well as net worth tax returns on the basis of the annual financial statements and other schedules and evidence required for tax purposes to be submitted by the client

     b)   examination of tax assessments in relation to the taxes mentioned in
          (a)

     c) negotiations with tax authorities in connection with the returns and assessments mentioned in (a) and (b)

     d) participation in tax audits and evaluation of the results of tax audits with respect to the taxes mentioned in (a)

     e) Participation in Einspruchs- und Beschwerdeverfahren [appeals and complaint procedures] with respect to the taxes mentioned in (a)

In the afore-mentioned work the Wirtschaftsprufer takes material published legal decisions and administrative interpretations into account.

(4) If the Wirtschaftsprufer receives a fixed fee for continuous tax advice, in the absence of other written agreements the work mentioned under paragraph 3 (d) and (e) will be charged separately.

(5) Services with respect to special individual issues for income tax, corporate tax, business tax, valuation procedures for property and net worth taxation, and net worth tax as well as all issues in relation to sales tax, wages tax, other taxes and dues require a special engagement. This also applies to:

     a) the treatment of nonrecurring tax matters, e.g., in the field of estate tax, capital transactions tax, real estate acquisition tax

     b) participation and representation in proceedings before tax and administrative courts and in criminal proceedings with respect to taxes, and

     c) the granting of advice and work with respect to expert opinions in connection with conversions of legal form, mergers, capital increases and reductions, financial reorganizations, admission and retirement of partners or shareholders, sale of a business, liquidations and the like.

(6) To the extent that the annual sales tax return is accepted as additional work, this does not include the review of any special accounting prerequisites nor of the issue as to whether all potential legal sales tax reductions have been claimed. No guarantee is assumed for the completeness of the supporting documents and records to validate the deduction of the input tax credit.

12. CONFIDENTIALITY TOWARDS THIRD PARTIES AND DATA SECURITY

(1) Pursuant to the law the Wirtschaftsprufer is obliged to treat all facts that he comes to know in connection with his work as confidential, irrespective of whether these concern the client himself or his business associations, unless the client releases him from his obligation.

(2) The Wirtschaftsprufer may only release long-term reports, expert opinions and other written statements on the results of his work to third parties with the consent of his client.

(3) The Wirtschaftsprufer is entitled - within the purposes stipulated by the client - to process personal data entrusted to him or allow them to be processed by third parties.

13. DEFAULT OF ACCEPTANCE AND LACK OF COOPERATION ON THE PART OF THE CLIENT

If the client defaults in accepting the services offered by the Wirtschaftsprufer or if the client does not provide the assistance incumbent on him pursuant to No. 3 or otherwise, the Wirtschaftsprufer is entitled to cancel the contract immediately. The Wirtschaftsprufer's right to compensation for additional expenses as well as for damages caused by the default or the lack of assistance is not affected, even if the Wirtschaftsprufer does not exercise his right to cancel.

14. REMUNERATION

(1) In addition to his claims for fees or remuneration, the Wirtschaftsprufer is entitled to reimbursement of his outlays: sales tax will be billed separately. He may claim appropriate advances for remuneration and reimbursement of outlays and make the rendering of his services dependent upon the complete satisfaction of his claims. Multiple clients awarding engagements are jointly and severally liable.

(2) Any set off against the Wirtschaftsprufer's claims for remuneration and reimbursement of outlays is permitted only for undisputed claims or claims determined to be legally valid.

15. RETENTION AND RETURN OF SUPPORTING DOCUMENTATION AND RECORDS

(1) The Wirtschaftsprufer retains, for seven years, the supporting documents and records in connection with the completion of the engagement - that had been provided to him and that he has prepared himself - as well as the correspondence with respect to the engagement.

(2) After the settlement of his claims arising from the engagement, the Wirtschaftsprufer, upon the request of the client, must return all supporting documents and records obtained from him or for him by reason of his work on the engagement. This does not, however, apply to correspondence exchanged between the Wirtschaftsprufer and his client and to any documents of which the client already has the original or a copy. The Wirtschaftsprufer may prepare and retain copies or photocopies of supporting documents and records which he returns to the client.

16. APPLICABLE LAW

Only German law applies to the engagement, its conduct and any claims arising therefrom.




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PwC Deutsche Revision                                                     [LOGO]
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Aktiengesellschaft
Wirtschaftsprufungsgesellschaft

                               SPECIAL CONDITIONS

             Governing the Raising of the Limit of Liability defined
                     in the General Terms of Engagement for
             Wirtschaftsprufer and Wirtschaftsprufungsgesellschaften
                           as amended January 1, 2001

Instead of the lower liability limit for single cases defined in section 9 (2) of the enclosed General Terms of Engagement a uniform limit of Euro 10 million shall apply.

Where the Client is of the opinion that the engagement involves a risk significantly in excess of Euro 10 million, we are prepared to raise the limit on our liability to a reasonable amount in exchange for an adequate increase in our fees, provided that insurance cover can be obtained.

The above shall not apply where a higher or lower limit on liability for professional services is prescribed by law, e.g. for a statutory audit.

Where a loss is due to several causes, we shall be liable only if our negligence or the negligence of our staff has contributed to the loss, and only for the proportion of the loss corresponding to the extent of such contribution, subject to the agreed limit on our liability; this provision shall apply in particular to all engagements to be performed jointly with other members of the profession.

In addition to section 7 (1) of the General Terms of Engagement we point out that a limitation of our liability agreed with our client will also apply to any third party who is affected by the engagement.

Exclusive place of jurisdiction for any action or other legal proceedings arising out of or in connection with this engagement shall be the court competent for the office in charge for this engagement.